Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2013 Equity Incentive Plan of Premier, Inc., as amended and restated effective December 7, 2018, of our reports dated August 22, 2018, with respect to the consolidated financial statements of Premier, Inc. and the effectiveness of internal control over financial reporting of Premier, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2018, and the financial statement schedule of Premier, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

February 5, 2019